EXHIBIT 10.44

Relocation Support Package

Michael Pung

Term	Description

Role:	EVP-Chief Financial Officer

Relocation:	From Minneapolis, MN to San Jose, CA

Timing:	August — October, 2012

Support Package:	Reimbursement or direct payment for the following items in accordance with established FICO relocation policy:

•      Existing home sale closing costs and customary fees;

•      Home sale incentive of $55,000;

•      House hunting trips as needed;

•      Transportation of household goods;

•      Storage of household goods for up to 90 days;

•      Reasonable travel costs to new location;

•      Temporary living for up to 120 days at new location;

•      New home closing costs and customary fees;

•      Tax gross-up for income, excluding Home sale incentive, resulting from reimbursement or payment of relocation expenses).

Estimated total relocation expense, including gross-up:  $200K